Exhibit (p)(28)
CODE OF ETHICS AND PERSONAL TRADING POLICY
Twelfth Edition 2019
1832 Asset Management L.P. Dynamic Funds ScotiaFunds Scotia Institutional Asset Management Scotia Institutional Asset Management US, Ltd.

CODE OF ETHICS AND PERSONAL TRADING POLICY

TABLE OF CONTENTS

	INTRODUCTION	1

1.	PURPOSE OF THE CODE	2
1.1	Application of the Code	2
1.2	Fair Treatment of the Funds	2
1.3	Additional Codes of Ethics	2

2.	STANDARDS OF CONDUCT	3
2.1	Standard of Care	3
2.2	Responsibilities to the Funds	3
2.3	Obligation to Comply with the Law	3
2.4	Breach of Code	3

3.	CONFLICTS OF INTEREST	4
3.1	Personal Conflicts of Interest	4
3.2	Insider Trading Rules	4
3.3	Outside Directorships and Other Outside Business Activities	5
3.4	Policy with Respect to Gifts and Entertainment	5
3.5	National Instrument 81-107	6
3.5.1	Independent Review Committee	6
3.5.2	Responsibility of 1832AMLP	6
3.5.3	Reporting to the Independent Review Committee	6

4.	SHORT-TERM TRADING IN THE FUNDS	7

5.	PERSONAL TRADING POLICY FOR ACCESS EMPLOYEES	8
5.1	Trading Policy	8
5.2	Who is an “Access” Employee?	8
5.3	Application of the Code to Personal Security Transactions	9

5.4	Requirement to Obtain Prior Approval for Personal Trades	10
5.5	Securities Subject to this Trading Policy	11
5.6	Exempt Securities	11
5.7	Prohibited Activities	12

6.	OBTAINING PRIOR APPROVAL FOR PERSONAL TRADES	14
6.1	Controls and Special Trading Rules	14
6.2	Personal Trading Disclosure Procedures	16
6.3	Compliance Review Procedures	17
6.4	Monitoring Committee	18
6.5	Report to the Board of Directors	18
6.6	Review of Code	18

7.	ANNUAL CERTIFICATION OF COMPLIANCE	19
7.1	Certification by Access Employees	19

	APPENDIX I	20
	Personal Trading Policy Semi-Annual Compliance Report	20

	APPENDIX II	21
	CFA Institute – Code of Ethics and Standards of Professional Conduct	21

	APPENDIX III	25
	Code of Ethics Personal Trading Policy Violation Sanctions Guidelines – Access Employees	25

	APPENDIX IV	27
	Compliance Department Contacts	27

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CODE OF ETHICS AND PERSONAL TRADING POLICY

As an employee of 1832 Asset Management L.P. (“1832AMLP”), you are subject to our Code of Ethics and Personal Trading Policy (the “Code”). By adopting and enforcing a Code of Ethics, we strengthen the trust and confidence that our clients place in us by demonstrating that at 1832AMLP, our clients’ interests come first.

Since compliance with this Code is a condition of employment, you must read, complete, sign and forward the inserted (at back of this booklet) Letter of Undertaking to the 1832AMLP Compliance Department.

In addition, each year you are required to read the Code and confirm that you will continue to comply with our personal trading policies and procedures. Please contact the 1832AMLP Compliance Department if you have any questions.

It is your responsibility to avoid

•	conduct that could create a conflict, or the appearance of a conflict, with our clients, or

•	anything that could damage or erode the trust our clients place in 1832AMLP and its employees.

By accepting employment at 1832AMLP, you are accepting the obligation to comply with the Code.

While the Code attempts to deal with most situations in which a conflict might arise, it is clearly not possible to describe every situation that may create a conflict. If you have any doubt as to the propriety of any activity, do not assume it is permitted. Take the prudent approach and consult with the 1832AMLP Compliance Department.

Appendix IV to this Code provides contact details for the 1832AMLP Compliance Department.

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1.1	Application of the Code

This code applies to all

•	full and part-time, permanent, contract and temporary employees and external contractors of 1832AMLP and its various divisions, including Dynamic Funds and Scotia Funds,

•	employees of Scotia Institutional Asset Management and

•	employees of Scotia Institutional Asset Management US, Ltd.

This Code may also apply to employees of related entities as deemed necessary by the 1832AMLP Compliance Department.

This Code also applies to all Associates (as defined in Section 5.2.2) of Access Employees (as defined in Section 5.2.1).

1.2	Fair Treatment of the Funds

The purpose of this Code is to protect the interests of our clients by treating Dynamic and Scotia Funds and all other managed accounts (collectively, the “Funds”) fairly, through the highest standards of integrity and ethical business conduct.

This Code contains specific rules that apply to Access Employees and their Associates when they buy or sell securities for their personal brokerage account(s). The rules protect our clients’ interests and mitigate the risk of creating an actual, potential or perceived conflict of interest. In particular, 1832AMLP does not allow Access Employees to use information about client transactions nor refrain from taking action on a client’s behalf for their personal benefit.

1.3	Additional Codes of Ethics

In addition to complying with this Code, you, the Access Employee

•	must be aware of and comply with the CFA Institute’s Code of Ethics and Standards of Professional Conduct as attached in Appendix II, and

•	are bound by Scotiabank’s Code of Conduct.

CODE OF ETHICS AND PERSONAL TRADING POLICY

2.1	Standard of Care

1832AMLP has a statutory duty to the Funds at all times to:

•	act honestly, in good faith and in the best interest of clients, and

•	exercise the degree of care, diligence and skill that a reasonable, prudent person would exercise in similar circumstances.

2.2	Responsibilities to the Funds

You, the Access Employee, must

•	put the interests of the Funds first, ahead of your personal interests,

•	not take unfair advantage of your position, knowledge or relationship with the Funds, or engage in any conduct that is not in the best interest of the Funds,

•	adhere to the special rules outlined in Sections 5 and 6 that apply to your personal trading activities, and

•	ensure your Associates (as defined in Section 5.2.2) are following the Code rules.

Note: Securities transactions for the Funds always have priority over your personal trading transactions.

2.3	Obligation to Comply with the Law

You, the Access Employee,

•	are required to comply with all laws applicable to 1832AMLP’s business operations, including securities laws and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions,

•	have a duty to know, understand and comply with any of those laws that apply to your employment duties and responsibilities, and

•	should be aware that your legal obligations may be more extensive than your obligations to 1832AMLP and the Funds under this Code.

A current list of those jurisdictions with authority over 1832AMLP’s activities can be obtained from the 1832AMLP Compliance Department.

Note: If you are uncertain about these requirements, you may contact the 1832AMLP Compliance Department for guidance.

2.4	Breach of Code

Strict adherence to this Code is essential to 1832AMLP’s integrity and reputation. Failure to comply with

•	this Code is cause for sanctions that range in severity from a formal caution to a warning, revision of responsibilities, fine, suspension or immediate dismissal from employment, depending on the particular circumstances, and

•	certain sections of this Code may also be a violation of securities law and may be punishable accordingly.

The Code of Ethics and Personal Trading Policy Violation Sanctions Guidelines is included under Appendix III.

You, the Access Employee,

•	have a duty to report any contravention of this Code that comes to your notice, and to cooperate in the investigation of possible breaches of this Code, and

•	may contact 1832AMLP Compliance Department for guidance, if you are uncertain about whether a particular activity contravenes the Code.

Note: You can rely on Scotiabank’s Whistleblower Policy to submit a confidential report of contraventions of this Code.

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3.1	Personal Conflicts of Interest

You, the Access Employee, must avoid any situation in which your personal interests conflict or appear to conflict with your duties at 1832AMLP. If you are certain a conflict of interest exists or could arise, you should immediately provide all details of the conflict of interest to the 1832AMLP Compliance Department.

The 1832AMLP Compliance Department is responsible for resolving conflicts of interest and may, when necessary, engage the Independent Review Committee of 1832AMLP to oversee decisions in situations where 1832AMLP is faced with any actual or perceived conflicts of interest.

Conflicts of interest may arise in a number of ways. The following examples describe situations that may present a conflict of interest:

(a)	a personal interest in a proposed business transaction or in a business activity involving 1832AMLP or its affiliates;

(b)	a proposed directorship in an outside company;

(c)	becoming an insider of any public company by acquiring more than 10% of the voting rights of that company;

(d)	use of 1832AMLP’s name in connection with outside political, charitable or other business activities;

(e)	a material interest in the business of a supplier, contractor, customer, competitor or other companies in which 1832AMLP has an investment; and

(f)	any business or personal activity that would interfere with your Access Employee duties at 1832AMLP.

The above examples are not exhaustive of all situations in which a conflict of interest may exist. If you are uncertain whether a conflict of interest exists or could arise, you should discuss the situation with the 1832AMLP Compliance Department. The determination of a conflict of interest will be based on the facts of the particular case.

3.2	Insider Trading Rules

You, the Access Employee, are subject to the rules relating to insider trading and tipping. Accordingly, insiders are prohibited from trading securities of any company with the knowledge of a material fact or material change relating to that company which has not been generally disclosed. You are also prohibited from informing, other than in the necessary course of business, another person or company of a material fact or material change with respect to that company before such material fact or material change has been generally disclosed. The “necessary course of business” exception is a limited one and exists so as not to unduly interfere with the Company’s ordinary business activities. For example, the “necessary course of business” exception would generally cover communications with Employees, officers, board members, legal counsel, auditors and other professional advisors to 1832AMLP. If you have any questions regarding the insider trading and tipping rules, you must contact the 1832AMLP Compliance Department.

CODE OF ETHICS AND PERSONAL TRADING POLICY

3.3	Outside Directorships and Other Outside Business Activities

1832AMLP’s policy with respect to outside directorships applies to you and your Associate(s) who are acting or wish to act as a board director OR as a senior officer of a company.

You shall not act as a board director or in a similar capacity of a company, without the prior written consent of the Monitoring Committee of 1832AMLP. In addition, an Associate that acts as a board director or in a similar capacity of a company must have you inform the Monitoring Committee.

If the Monitoring Committee of 1832AMLP permits you to act as a board director or in a similar capacity of a company, you must act in a responsible manner and in accordance with securities legislation.

Upon joining 1832AMLP, you must supply the 1832AMLP Compliance Department with a list of all companies for which you and your Associate(s) act as a board director or in a similar capacity of a company. You must also supply the 1832AMLP Compliance Department with a list of publicly traded companies in which you and/or your Associate(s) own over 10% of the voting rights attached to all outstanding voting securities of the company.

No approval is required, unless you are a registered employee of 1832AMLP, to serve as a trustee or board member of a not-for-profit organization such as a religious organization, foundation, educational institution or private club, etc., provided the organization has not issued and does not have future plans to make an offering of securities to the public. 1832AMLP recognizes that you often engage in community service and a variety of charitable activities, and it commends such service. However, it is your responsibility to confirm that your outside activities, even charitable or pro bono activities, do not constitute a conflict of interest.

If your job responsibilities require you to be registered, you will need to complete an Outside Business Activity (OBA) form regardless if the OBA is not for profit. Please contact the 1832AMLP Compliance Department for a copy of the OBA form.

3.4	Policy with Respect to Gifts and Entertainment

Gifts and Entertainment received from brokers, issuers or other service providers and vendors must be kept within reasonable value limits and never influence any type of decision making with respect to general management, portfolio management or trading. Gifts and Entertainment that could reasonably be expected to affect your independence, objectivity and loyalty to 1832AMLP’s managed accounts must not be accepted. In keeping with the intent of this Code, it is extremely important that even the appearance of a possible conflict of interest be avoided. Please contact the 1832AMLP Compliance Department via email address: InvestmentCompliance@1832.ca if you have any questions around receiving Gifts and Entertainment.

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3.5	National Instrument 81-107

3.5.1	Independent Review Committee

1832AMLP has a duty to act in good faith and in the best interests of the Funds it manages. National Instrument 81-107 Independent Review Committee for Investment Funds (“NI 81-107”) requires 1832AMLP, as manager of the Funds to consider “conflict of interest matters” (as defined in NI 81-107) that may arise in its management of the Funds, which would include personal trading. The purpose of this Policy is to ensure that such conflicts of interest matters are appropriately addressed to the satisfaction of the Independent Review Committee (“IRC”).

There is a general concern that, since certain individuals at 1832AMLP have access to non-public information about a Fund’s investment program, a reasonable person might consider that person to have an incentive to use this information to trade in securities for the benefit of the individual and/ or to the detriment of a fund. 1832AMLP has identified personal trading by employees as a matter that presents a potential material conflict of interest.

3.5.2	Responsibility of 1832AMLP

In establishing this Policy, 1832AMLP must consider the input of the IRC, if any. Also, 1832AMLP may revise this Policy if it provides the IRC with a written description of any significant changes for the IRC’s review and input before implementing the revisions.

1832AMLP has received standing instructions related to personal trading of employees from the IRC pertaining to investment funds to which NI 81-107 applies. If the IRC decides to rescind the standing instructions related to this conflict of interest, the Secretary of the IRC shall immediately advise senior management of 1832AMLP and, specifically, the Compliance Department. The Compliance Department shall then determine the appropriate course of action to be taken to amend the Policy.

3.5.3	Reporting to the Independent Review Committee

As it pertains to investment funds to which NI 81-107 applies, 1832AMLP will report to the IRC any material breaches of this policy or material breaches of securities regulations relating to this conflict of interest as soon as any such breaches are identified and an impact analysis has been completed.

1832AMLP Compliance Department will provide the IRC with a semi-annual report, in the form of Appendix I. This report will include a description of any instance of violations of this Policy, details of any instances of non-compliance with this Policy and summarize any changes made to the Policy.

This report will also describe to the IRC each instance 1832AMLP acted in reliance on the corresponding standing instruction of the Policy.

Copies of all schedules, reports and IRC decisions and correspondence with respect to the Policy shall be kept by the Secretary of the IRC and the 1832AMLP Compliance Department.

CODE OF ETHICS AND PERSONAL TRADING POLICY

Employees are encouraged to invest in the Funds as a benefit and are permitted to invest in the Funds 1832AMLP manages.

In order to avoid increased expenses to the Funds, investments by Employees must remain in the Funds for a minimum number of days. It is important that Employees set the right example by not engaging in short-term trading. As is the case with all investors in the Funds, investments which are redeemed within the short-term trading period will be charged a short-term trading penalty fee, the proceeds of which will be paid to the Fund as compensation for increased expenses.

However, in the event that this policy will cause undue hardship because of unforeseen circumstances at the time of the original investment, Employees may apply to the Manager, Compliance, Operations (AskCompliance@Dynamic.ca) to seek relief from the short-term trading rule and the short-term trading penalty fee. Please see the simplified prospectus for details regarding the short-term trading policy.

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5.1	Trading Policy

1832AMLP invests and trades in publicly and privately traded securities for its clients and it is 1832AMLP’s fiduciary duty to act in the best interest of its clients at all times. From time to time, you and/or your Associate(s) may own and trade securities in personal brokerage accounts. The rules specified in this Personal Trading Policy protect the interests of 1832AMLP’s clients and mitigate the risk of a conflict, or the perception of a conflict existing between the interests of 1832AMLP’s clients and your personal interests and your Associate(s) personal interests.

You are classified as an “Access Employee” on your start date as a new hire or reclassification date. This means that on these dates, you are bound by 1832AMLP’s Code. This also means that your family members who live with you in the same household (your “Associates”) are also bound by this Code from the same date.

5.2	Who is an “Access” Employee?

This Personal Trading Policy applies to all Employees who are classified as Access Employees (including full and part-time, permanent, contract and temporary Employees and external contractors) and their Associates. This Personal Trading Policy may also apply to other related parties as deemed necessary by the 1832AMLP Compliance Department.

1.	In order to facilitate the implementation of this Personal Trading Policy, 1832AMLP has created the Access Employee classification which means having access to, or the ability to obtain access to,

•	confidential client portfolio holdings,

•	portfolio trading activity,

•	investment research, or

•	the ongoing investment programs of the Funds.

This category includes all:

i)	Investment Counsel staff,

ii)	Fund Accounting staff,

iii)	Compliance staff,

iv)	Legal staff,

v)

Information Technology staff (Global Wealth Management Systems), who service departments that have access to, or are able to obtain access to, client portfolio holdings and trading activity at 1832AMLP,

vi)	Employees who attend weekly Portfolio Manager meetings,

vii)	Employees who have access to, or are able to obtain access to, investment research and/or client security holdings and transactions, and

viii)	Employees who request information pertaining to investments made on behalf of clients.

CODE OF ETHICS AND PERSONAL TRADING POLICY

2.	When used in this Code, an Associate of an Access Employee means:

(a)	brokerage accounts in which you are not the registered owner but are deemed to have a Beneficial Ownership Interest (see Section 5.3.2), and

(b)	brokerage accounts over which you are able to directly or indirectly exercise control or direction of the investment and voting decisions for securities in those accounts.

Note: You and/or your Associate(s) must disclose all brokerage accounts in which there is an ability to execute trades regardless whether there is any trading activity in the brokerage account. In addition, you must disclose household member changes to the 1832AMLP Compliance Department prior to the occurrence, such as move-ins/move-outs by partners, spouses, other family members, etc.

3.	You, the Access Employee, are subject to special rules and restrictions with respect to trading in securities within brokerage accounts covered by this Personal Trading Policy.

(a)	For example, you must not use any non-public information about the Funds for your direct or indirect personal benefit or in a manner that would not be in the best interest of the Funds.

(b)	These restrictions also include what is commonly called “front-running”, which is not only a breach of the Code, but is generally punishable under Canada’s securities legislation.

5.3	Application of the Code to Personal Security Transactions

1.	The trading restrictions described in the Personal Trading Policy include but are not limited to the following types of accounts:

(a)	brokerage accounts registered in your name (solely or jointly) including Cash, Investment, Margin, RRSP, RESP, LIRA and TFSA, etc.;

(b)

brokerage accounts for which you and/or your Associate (solely or jointly) are able to, directly or indirectly, exercise investment or voting control (for example: trust accounts, powers of attorney, living wills); and

(c)	brokerage accounts in which you and/or your Associate (solely or jointly) have a direct or indirect “Beneficial Ownership Interest”.

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2.

“Beneficial Ownership Interest” means being in a position to receive benefits comparable to ownership benefits (through a family relationship, understanding, agreement or by other arrangements), or having the ability to gain ownership, immediately or at some future time.

For example, you are considered to have a Beneficial Ownership Interest in a brokerage account when it is:

(a)	registered in your name;

(b)	held by you and/or your Associate (for example: spouse or other family members e.g. parents, siblings, children) living in the same household;

(c)	held by a corporation, partnership or other entity in which you and/or your Associate participates in the investment or voting decisions;

(d)	held in trust for you and/or your Associate or those listed above, unless:

i)	the trustee is someone other than your spouse or other family member living in the same household; and

ii)	you are not able to, directly or indirectly, exercise investment or voting control over the account;

(e)	held by an Investment Club, of which you or those listed above, participates in the investment or voting decisions.

The above examples are not exhaustive of all situations in which a Beneficial Ownership Interest can exist. If you are uncertain about whether a Beneficial Ownership Interest exists, you should discuss the details of the brokerage account with the 1832AMLP Compliance Department. The determination of Beneficial Ownership will be based on the facts of the particular case.

Note: Non-disclosure of a brokerage account is a breach of the Code with consequences as described in Appendix III – Violation Sanctions Guidelines. Refer to the Personal Trading Disclosure Procedures in Sections 6.2(a) and 6.2(c)(i).

5.4	Requirement to Obtain Prior Approval for Personal Trades

You must obtain pre-clearance or Monitoring Committee approval before executing a personal trade for yourself or on behalf of your Associates. Only the securities listed in Section 5.6 are exempt from this pre-clearance process. All other trades must be pre-cleared (buys and sells; both sides) and will only be approved if the trade does not conflict with the best interest of the Funds and has not been offered to you because of your position in 1832AMLP.

CODE OF ETHICS AND PERSONAL TRADING POLICY

5.5	Securities Subject to this Trading Policy

For the purpose of this Personal Trading Policy, “Securities” refers to publicly traded securities which are:

1.

common and preferred stock, income and royalty trusts, flow-through shares via new issues (see Section 5.7.8 and 5.7.9), investment trusts, real estate investment trusts (REITs) as well as other types of equity securities of any issuer that has a publicly traded class of securities outstanding;

2.

options/puts/calls, rights, warrants, convertible and exchangeable securities, American Depositary Receipts (ADRs) and other like instruments that represent an investment in equity securities of any issuer that has a publicly traded class of securities outstanding; and

3.	debt of any issuer that has a publicly traded class of securities outstanding, for example: corporate bonds.

Note: Bank of Nova Scotia securities must be pre-cleared first before they can be executed in the market.

5.6	Exempt Securities

The following securities are exempt from the pre-clearance process in this Personal Trading Policy. They are designated as exempt securities because trading in these securities by you and/or your Associates will generally not affect the price of the securities or limit their availability to the Funds, or because trading in those securities by the Funds will not provide a personal benefit to you and/or your Associates.

1.	securities issued or guaranteed by the Government of Canada, or the government of any province, territory or municipality in Canada;

2.	securities issued or guaranteed by any level of foreign government;

3.	guaranteed investment certificates, certificates of deposit and other deposits with financial institutions (although they may not technically be “securities”);

4.	short-term debt securities maturing in less than 91 days from their date of issue (for example: commercial paper, treasury bills);

5.

securities obtained pursuant to an employee stock option or ownership plan[1]. (Note: subsequent sales of these securities are subject to the pre-clearance process except in the case of stock options that are exercised and sold directly through the issuing company);

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6.	securities of open-end mutual funds, segregated funds and pooled trust funds;

7.	index participation units, exchange traded funds/notes or other similar exchange listed products;

8.	flow-through limited partnership funds (Note: flow-through shares ARE NOT exempt);

9.

physical commodities or securities relating to those commodities (for example: agricultural futures, metals, oil, gas, etc.), foreign exchange, currency futures; financial futures and crypto-currencies;

10.

non-volitional transactions – these include: gifts or transactions, the timing over which the Access Employee has no control or corporate actions applicable to all security holders such as stock splits, tender offers, mergers, stock dividends, etc.;

11.	purchases arising out of an automatic dividend reinvestment program of an issuer of a publicly traded security (Note: subsequent sales of these securities require pre-clearance);

12.

transactions in approved fully discretionary managed accounts in which you and/or your Associate(s) have no direct or indirect influence or control over the investment decision-making process (Note: an executed Investment Management Agreement must be provided to the Compliance Officer to support this classification); and

13.	any security specifically exempted by the Monitoring Committee.
5.7	Prohibited Activities

The activities listed below are prohibited.

1.	Violating Canada’s securities laws.

2.	Communicating any non-public information concerning the Funds or their investment trading to anyone outside 1832AMLP.

3.	Inducing a Fund to take, or fail to take, any action because of personal interests.

4.	Using knowledge of the Fund’s portfolio transactions to profit by the market effect of such transactions (for example, “front-running” or similar activities).

5.	Using your position in 1832AMLP to obtain special treatment or investment opportunities not generally available to the Funds or the public.

6.

Short-term security trading – the purchase and sale or sale and repurchase of the same security (Section 5.5 security types only) within 30 calendar days. The purpose of this rule is to eliminate real or perceived conflicts of interest presented by potential front-running transactions. The Monitoring Committee (refer to Section 6.4) however, has the authority to approve a personal transaction for exceptional or unusual circumstances. (Note: this short-term trading rule applies to all Section 5.5 security type trades including derivatives (e.g. futures, forwards, options, swaps and other securities), short selling and margin calls.)

[1]	subject to insider trading rules (SEDI reporting)

CODE OF ETHICS AND PERSONAL TRADING POLICY

Note: This rule applies to personal trading by you and your Associate(s) at the “household” level. For example, if you purchase a security that your Associate also holds, neither you nor your Associate may sell the security during the 30-calendar-day short-term trading period.

7.	The use of derivatives to evade the restrictions imposed by this Code.

8.	Participating in private placements without the approval of the Monitoring Committee. (See the criteria for private placement investing set out in Section 6.1(b).)

9.

Participating in an initial public offering (IPO) or secondary offering of equity or equity related securities, new issue deals, primary offerings, flow-through share financings without the approval of the Monitoring Committee.

10.

Trading in Section 5.5 securities by a Portfolio Manager/Analyst for his/her personal brokerage account in an issuer held in the Funds that they and/or their team manages without attesting first that they are not aware of any proposed trade or investment program relating to that security by any of the Funds.

11.	A trade by you with intention to trade with the Funds.

12.	A trade by you and/or your Associate in a Section 5.5 security-type for which there is an unfilled order outstanding by any of the Funds (open orders).

13.

The short selling of Bank of Nova Scotia securities is strictly prohibited including the use of derivatives to short sell Bank of Nova Scotia securities or its affiliates in recognition of the Bank Act is strictly prohibited.

Note: Other activities that are not specifically listed may still be inappropriate if they would place you in a position of conflict with the best interest of the Funds. If you are uncertain about whether a particular activity may be prohibited, you should contact the 1832AMLP Compliance Department.

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6.1	Controls and Special Trading Rules

The following controls and trading rules exist to protect the interests of 1832AMLP’s clients. Approval will only be granted for personal trades when they do not conflict with the best interest of the Funds and for which any anticipated fund trading does not provide a benefit to you and your Associate(s).

1832AMLP has a pre-clearance system called PTA (Personal Trading Assistant from SunGard). When you enter a pre-clearance request, the PTA system automatically checks 1832AMLP’s trading system for client orders and firm holdings and provides an approval or denial response within seconds.

(a)	No Conflict by you, the Access Employee, and by your Associate(s).

When you enter a pre-clearance request in the PTA system, you and on behalf of your Associate(s) are declaring that either of you:

(i)	do not possess material non-public information relating to the security;

(ii)	are not aware of any proposed trade or investment program relating to that security by any of the Funds;

(iii)	believe the proposed trade has not been offered because of your position in 1832AMLP and is available to any market participant on the same terms;

(iv)	believe the proposed trade does not contravene any of the prohibited activities listed in Section 5.7; and

(v)	will provide any other information requested by the 1832AMLP Compliance Department concerning the proposed personal trade.
(b)	Rules for Investing in Private Placements.

A purchase by an Access Employee of a private placement is prohibited if an 1832AMLP Fund is making or is currently holding the private placement investment.

A purchase by an Access Employee of a private placement is prohibited and will not be approved unless two members of the Monitoring Committee and the 1832AMLP Chief Operating Officer (COO) are satisfied that the:

(i.)	Issuer is a private company;

(ii.)	Access Employee has no reason to believe that the issuer will make a public offering of its securities in the foreseeable future;

(iii.)	Access Employee has a close personal or business relationship with the founder, board member, senior management, employee, or someone linked to the issuer;

(iv.)	Access Employee is not being given the opportunity to invest in the private placement because of their role at 1832AMLP; and

(v.)	1832AMLP Funds are not purchasing or currently holding the private placement investment.

If you are a Portfolio Manager or a Portfolio Analyst, by personally purchasing and holding a private placement, you are precluding the 1832AMLP Funds from making a future investment in the private issuer. If 1832AMLP Funds are interested in purchasing securities of a private issuer in which you hold a private placement investment, you may be required to sell your investment.

A personal investment in a private placement for a public company is also prohibited if an 1832AMLP Fund is making an investment in the private placement.

CODE OF ETHICS AND PERSONAL TRADING POLICY

Obtaining Prior Approval for a Private Placement Investment

A request by an Access Employee to purchase a private placement must be made in writing to the Monitoring Committee and the COO (the “Request”). The Request must include answers to the questions listed below. The members of the Monitoring Committee and the COO may ask the Access Employee for additional information.

1.	What is the name of the company that is offering this security?

2.	Is the company that is offering this security a private company?

3.	Do you have reason to believe that the company offering this security will make a public offering of its securities in the foreseeable future?

4.	Are 1832AMLP Funds participating in the offering?

5.	Do the 1832AMLP Funds currently have ownership in the company?

6.	Do you have a personal or business relationship with the founder, board member, senior management, employee, or someone linked to the issuer?

7.	In making this personal private placement investment, are you aware of any conflicts of interest or potential conflicts of interest with the 1832AMLP Funds?

8.	Are you being given this opportunity to invest in this private placement because of your role at 1832AMLP?

9.	Why is this private placement not an appropriate investment for the Funds you manage?

10.	Have you sent a copy of the Offering documents to the Monitoring Committee and COO? (Your request will not be approved without these documents.)

At least two members of the Monitoring Committee and the COO must approve a personal investment in a private placement by an Access Employee. The Monitoring Committee and COO may conduct additional research in order to make an informed decision in response to the Request.

Reporting

Section 6.5 of this Policy outlines quarterly reporting to the Risk Committee of the 1832AMLP Board of Directors. This reporting will contain a section showing the number of Requests received to personally purchase a private placement, the number of Requests approved and the number denied during the quarter.

(c)	Blackout Periods

Two-day blackout period: Portfolio Managers/ Analysts may not trade in a security issuer if their funds or clients have traded in the same security issuer within the previous two (2) trading days. In other words, if their fund or client account trades in a security issuer today, the Portfolio Manager/Analyst cannot trade in the same security issuer for their personal account until the third business day after today.

Same day blackout period: This blackout period applies to all Access Employees and their Associate(s). In other words, if you request approval for a trade in a security for your personal account, and a fund is trading in that same security today, the request will be DENIED. You may re-enter a new pre-clearance request the next business day and the next, etc. until approval is obtained.

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(d)	Same-day Trading Approval Period

(i)	Your approved request is only valid for the same day you requested the approval. You are being approved to trade the security on the day it is approved.

(ii)

If any part of an approved trade was not completed by the end of the approval day, and you still wish to complete the remainder of the trade, you must request another pre-clearance approval for the remaining amount, on the next day, from the PTA system.

(iii)	If you wish to buy or sell more securities than the approved amount, you must request another pre-clearance approval for the additional number of securities from the PTA system.

Note: You are cautioned that “good until cancelled” or “limit” orders will result in a violation if pre-clearance approval is not obtained or if the pre-clearance approval expires before trade execution.

(e)	De Minimus and Other Exception Rules

From time to time, the Monitoring Committee may develop de minimus and other exception rules to permit personal trades to proceed where there is no likelihood of the trades being contrary to the best interests of the Funds.

6.2	Personal Trading Disclosure Procedures

(a)	Brokerage accounts

Within five (5) days of commencement of employment with 1832AMLP, and annually thereafter within 45 days of an updated version of this Personal Trading Policy being distributed, you and your Associate(s) must provide the 1832AMLP Compliance Department with a:

i)	list of all brokerage accounts, and

ii)	current holdings report for each of the brokerage accounts.

Note: You and/or your Associates must disclose all the open brokerage accounts in which you/they have the ability to execute trades in, regardless whether or not there is any trading activity in the account.

(b)	Pre-clearance

You, the Access Employee, must select one of the following options with respect to pre-clearing Section 5.5 security-type trades:

i)

obtain pre-clearance approval from the PTA system before executing a personal security transaction through the broker of your choice. The PTA system may deny a pre-clearance request when 1832AMLP’s clients have trades pending.

ii)	elect to have a registered Investment Manager provide fully discretionary investment management of your and your Associates’ assets.

CODE OF ETHICS AND PERSONAL TRADING POLICY

(c)	Setup and assignment of new brokerage accounts

i)

Within ten (10) business days of the assignment of a new brokerage account in your name and/or in your Associate(s) names, you must email the 1832AMLP Compliance Department with the following account details:

•	name of the brokerage firm or financial institution,

•	accountholder’s name as it is set up with broker,

•	account number,

•	account type, and

•	account assignment date.

Note: Failing to notify the 1832AMLP Compliance Department within the ten (10) business days window is a breach of the Code with the consequences as described in Appendix III – Violation Sanctions Guidelines.

ii)

The 1832AMLP Compliance Officer will send a letter to the brokerage firm instructing them to deliver the duplicate monthly broker statements and broker confirms to the 1832AMLP Compliance Department for the brokerage accounts covered by this Personal Trading Policy.

iii)

If you participate in a Scotiabank benefits plan (e.g. deferred plans, employee share option plan, etc.) and are directed to open a brokerage account or 1832AMLP/ Scotiabank opens a brokerage account on your behalf, the account details for these types of brokerage accounts must be disclosed to the 1832AMLP Compliance Department within the ten (10) business days of the assignment of said brokerage account.

6.3	Compliance Review Procedures

(a)	Review of reported trades.

The 1832AMLP Compliance Department is empowered with the responsibility of enforcing the Personal Trading Policy. It conducts monthly reviews of the personal trading activity, entered into by the Access Employee and their Associate(s), to verify compliance with the personal trading rules in this Code.

(b)	Confidentiality of information.

All information received by the 1832AMLP Compliance Department will be kept confidential and will only be disclosed as required to administer this Code or as required by securities regulators or other legal authorities. The 1832AMLP Compliance Department and the Access Employee and his/her Associate(s) must keep details of their personal trading approval requests confidential (whether the trades are approved or denied), subject to any legal obligation to report the trade under Canada’s securities legislation.

(c)	Enforcement of the Personal Trading Policy.

The 1832AMLP Compliance Department reports quarterly any violations of the personal trading rules, and the action taken by 1832AMLP, to the Board of Directors or a subcommittee of the Board of 1832AMLP.

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6.4	Monitoring Committee

The Board of Directors of 1832AMLP established a Monitoring Committee comprised of senior Compliance and Investment Counsel staff (the “Committee”).

The Committee reviews requests, from Access Employees, for approval to execute certain trades as required by the Personal Trading Policy or that would otherwise contravene the Personal Trading Policy. (For example: personal trades by Portfolio Managers/Analysts in issuers that are also held in their managed accounts, and personal trades in Private Placements, IPOs and secondary offerings must be pre-approved by the Committee.) The Committee reviews all requests with regard to the justification for the request and the potential for conflict of interest with client accounts. At least two members of the Committee are required to approve these requests.

The Committee has the right to review the brokerage accounts and personal trades held by the Access Employee and their Associates to verify that their personal holdings and trading activities do not conflict with the interests of clients. If the Committee determines that any holding has the potential to conflict with the interests of clients, they may require that such holding be disposed of, or that such holding be temporarily managed by 1832AMLP, or may take any other step to protect the interests of 1832AMLP clients.

The Committee has the authority to waive the application of this Personal Trading Policy to any trade or situation where it considers the application of the Personal Trading Policy to be unnecessary or inappropriate.

6.5	Report to the Board of Directors

The 1832AMLP Investment Funds Compliance Department will provide a written report, at least quarterly, to the Board of Directors summarizing:

(a)	compliance with the Personal Trading Policy for the period under review;

(b)	violations of the Personal Trading Policy for the period under review;

(c)	sanctions imposed under the Personal Trading Policy during the period under review;

(d)	changes in policies recommended for the Code; and

(e)	any other information requested by the Board of Directors.

6.6	Review of Code

The 1832AMLP Investment Funds Compliance Department reviews this Code regularly to protect the interests of our clients and to address current regulatory and professional association requirements. Each edition of the Code is in force until replaced by a subsequent edition.

CODE OF ETHICS AND PERSONAL TRADING POLICY

7.1	Certification by Access Employees

Since compliance with this Code is a condition of employment, you are required to read, sign and forward to the 1832AMLP Compliance Department the inserted Letter of Undertaking form to comply with the Code.

In addition, annually you are required to review the Code and confirm that you will comply with 1832AMLP’s trading policies and procedures.

Please contact the 1832AMLP Compliance Department if there are any questions.

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From:	1832 Asset Management L.P. Compliance Department
To:	Independent Review Committee
Re:	Personal Trading Semi-Annual Report for the period MM/DD/YYYY to MM/DD/YYYY

I certify that,

1.

Throughout the period 1832AMLP acted in reliance to the corresponding standing instruction of this Code of Ethics and Personal Trading Policy (the “Policy”). Reported below, is a summary of personal trading violation(s) of the Policy by an Access Employee.

☐	Nothing to report.

☐	[Insert a summary of the personal trading violation(s) of the Policy]

2.	The following deviations to the Policy were made during the period,

☐	No deviations to report.

☐	[Insert details of deviations from the Policy]

3.	Except as reported below, after making appropriate inquiries and to the best of my knowledge, the Policy has been complied with in all material respects.

4.	There were no material changes to the Policy that have not been previously disclosed to the IRC.

5.	The following other changes, which are deemed to be immaterial, were made to the Policy during the period,

☐	No changes to report.

☐	[Insert details of immaterial changes.]

If applicable, a copy of the revised Policy with tracked changes may be attached hereto.

Print

Name:

Title:

Signature:

Date:

CODE OF ETHICS AND PERSONAL TRADING POLICY

Preamble

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

The Code of Ethics

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity of and uphold the rules governing capital markets.

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

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Standards of Professional Conduct

I.	PROFESSIONALISM

A.

Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.

Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.	Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D.

Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.	INTEGRITY OF CAPITAL MARKETS

A.	Material Non-public Information. Members and Candidates who possess material non-public information that could affect the value of an investment must not act or cause others to act on the information.

B.	Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.	DUTIES TO CLIENTS

A.

Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.

B.

Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C.	Suitability.

1.	When Members and Candidates are in an advisory relationship with a client, they must:

a.

Make a reasonable inquiry into a client’s or prospective clients’ investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

CODE OF ETHICS AND PERSONAL TRADING POLICY

b.

Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c.	Judge the suitability of investments in the context of the client’s total portfolio.

2.

When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.	Performance Presentation. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E.	Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1.	The information concerns illegal activities on the part of the client or prospective client,

2.	Disclosure is required by law, or

3.	The client or prospective client permits disclosure of the information.
IV.	DUTIES TO EMPLOYERS

A.

Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.

Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

C.

Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

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V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A.	Diligence and Reasonable Basis. Members and Candidates must:

1.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.	Communication with Clients and Prospective Clients.

Members and Candidates must:

1.

Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2.

Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

3.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.

Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST

A.

Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B.	Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.

Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.

Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B.

Reference to CFA Institute, the CFA designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

CODE OF ETHICS AND PERSONAL TRADING POLICY

Section 2.4 refers to sanctions that may be applied in the event that you and/or your Associate(s) breach the Code. The following provides examples of the more common violations and the corresponding sanctions.

CONSEQUENCES OF VIOLATION

If you and/or your Associate(s) violate the Code of Ethics and Personal Trading Policy, the 1832AMLP Compliance Department will discuss the incident with you, taking into consideration any mitigating circumstances. Any sanctions applied will vary depending on the severity of the violation.

VIOLATION CLASSIFICATIONS

The violations listed below are classified as Material. The following table lists the more common violations and classifications. It is not a complete list of all the possible violations.

Violation Description	Classification
Personal trading by you and/or your Associate(s) after the one (1) day pre-clearance approval period has expired.	Material

Personal trading by you and/or your Associate(s) in non-exempt Section 5.5 security types without obtaining pre-clearance approval first.	Material

Participating in a Private Placement, Initial Public Offering (IPO) or a Secondary Offering by you and/ or your Associate(s) without obtaining approval from the Monitoring Committee first.	Material

Personal trading by you and/or your Associate(s) within the 30 calendar-day short-term trading period as defined in Section 5.7.6.	Material

Failure to notify the 1832AMLP Compliance Department of the existence of a brokerage account either in your name and/or your Associate(s) name, in a timely manner. This includes changes to your household such as move-ins/move-outs by partners, spouses, other family members, etc.	Material

Failure to notify the 1832AMLP Compliance Department when	Material

• your position needs to be reclassified to Access, or

• you transfer to a position which is classified as Access.

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Violation Guidelines

The table below lists descriptions of actions that 1832AMLP Compliance may take if you and/or your Associate(s) violate the Code of Ethics and Personal Trading Policy.

Level	Violation Classification	Action
1	Material Violations Up to two material violations within a 12-month calendar period.

The Compliance Officer will:

•   discuss the circumstance with you and document your response in a violation memo,

•   send you a violation memo that will serve as a reminder and a warning, and

•   retain a copy of the violation memo in 1832AMLP Compliance’s confidential and secure files.

2	Repeat Material Violations Three material violations within a 12-month calendar period.

The same actions as noted for Level 1 with the following additions:

•   you and your Manager will meet with the Chief Compliance Officer to discuss the violations and sanctions,

•   you and your Manager will sign an acknowledgement of the violations,

•   you may be required to attend refresher training on the Code of Ethics Personal Trading Policy,

•   you may be required to reverse the applicable trade(s) and contribute any profits to a charity of your choice, and

•   you and/or your Associate(s) personal trading privileges may be suspended for a period of time.

3	Repeat Material Violations Four material violations within a 12-month calendar period.

The same actions as in Levels 1 and 2 with the following additions:

•   1832AMLP Compliance will send a copy of the violation memo to Human Resources for inclusion in your personnel file, and

•   the nature of the violations may warrant revision of your responsibilities or dismissal.

4	Fraudulent Activity For example: systematic front running, insider trading or other evidence of fraud.	The same actions as in Level 3 with the following addition: • the Chief Compliance Officer will review the violation(s) and recommend sanctions up to and including dismissal.

Authority

The Chief Compliance Officer has the authority to use discretion and apply appropriate sanctions.

The Chief Compliance Officer reserves the right to:

•	revoke personal trading privileges,

•	require a revision of your responsibilities, or

•	require your immediate dismissal.

CODE OF ETHICS AND PERSONAL TRADING POLICY

Bruno Carchidi, Vice President,

Compliance, 1832 Asset Management L.P. &

Chief Compliance Officer

Code of Ethics and Personal Trading Policy

Marlowe Hanlen, Compliance Officer,

Code of Ethics

Any questions relating to the:

•	Code of Ethics and Personal Trading Policy, and

•	Personal Trading Assistant system (PTA)

must be sent to email address:

marlowe.hanlen@1832.ca

Monitoring Committee Members

Bruno Carchidi

Debra Stockla

David Reeder

Esra Adamo

Reizel Lagason

Vikki Le

Lidiia Komarnytska

Monitoring Committee email address

MonitoringCommittee@1832.ca

For Outside Business Activities (OBA) forms – email

InvestmentCompliance@1832.ca

Gifts and Entertainment

David Reeder, Director & Head,

Compliance & Investment Counsel

David.Reeder@scotiabank.com

1832 | ASSET MANAGEMENT L.P.™

15DYN087_1832AM_LP_CodeOfEthics_EN_V5_DOP0919 MOE650

Head Office
Dynamic Funds Tower
1 Adelaide St. E., 28th Floor
Toronto, ON M5C 2V9
Toll free: 1-866-977-0477
Tel: 416-363-5621